Exhibit 99.1

Fathom Realty Appoints Lori Muller as President
Veteran Real Estate Leader to Drive Continued Growth and Agent Success
CARY, N.C., February 10, 2026 — Fathom Realty, a subsidiary of Fathom Holdings Inc. (Nasdaq: FTHM) (the “Company”), a national, technology-driven real estate services platform integrating residential brokerage, mortgage, title, and SaaS offerings, today announced the appointment of Lori Muller as President of Fathom Realty, effective February 9, 2026. Muller succeeds Samantha Giuggio, who will be stepping down from her roles as President of Fathom Realty and Chief Operating Officer of Fathom Holdings.
Muller brings more than two decades of leadership experience in residential real estate, most recently serving as President of the U.S. Organization at EXIT Realty Corp. International, where she oversaw brokerage operations, agent growth, and strategic initiatives nationwide with over 25,000 agents. Throughout her career, she has been recognized for driving agent success, fostering strong company culture, and leading large-scale operational growth.
“Lori is a proven, people-first leader with deep operational expertise and a strong track record of empowering agents and brokerage leaders,” said Marco Fregenal, Chief Executive Officer of the Company. “As Fathom continues to scale its agent-centric platform and expand its integrated services model, Lori’s experience leading high-performing organizations and her passion for agent success make her the ideal person to lead Fathom Realty into its next phase of growth.”
Muller added, “I am passionate about the opportunity to lead Fathom Realty into its next chapter of growth. Our industry is experiencing significant momentum in the merger and acquisition space, which creates incredible opportunity when paired with the right leadership. I am excited about what we are building at Fathom — a community designed to serve agents, fuel their businesses, unlock new opportunities, and empower their success in an ever-changing market.”
“I have had the honor of working with Samantha for over 14 years,” said Marco Fregenal, Chief Executive Officer of the Company. “Samantha has been instrumental in shaping the culture, growth, and operational excellence that define our company today. Under her leadership, Fathom has expanded into 42 states and Washington, D.C., supporting over 15,000 licensed agents with best-in-class systems, training, and support. She helped launch Fathom Elevate our concierge solution for agent marketing, transaction support, and coaching, which continues to set a new industry standard for agent services. Her passion, integrity, and vision have made a lasting impact, and she will always be a part of the Fathom legacy.”
Giuggio commented, “For more than 15 years, Fathom has been my professional home and extended family. Choosing to step down from my leadership roles was a personal decision, made with gratitude for the past and intention for my future. I met Lori Muller more than a year ago, and it was clear to me that she had the qualities needed to lead at the highest level. I am confident in her leadership and pleased to support her as she guides Fathom Realty’s continued growth. I’m truly excited for the next phase of my journey.”
Fregenal further added, “This leadership transition reflects the strength and maturity of our Company. We are building for the long term, and Lori’s leadership will help ensure we continue delivering exceptional value to our agents while driving sustainable growth for our shareholders.”
Notice of Issuance of Inducement Grant
In connection with Ms. Muller’s appointment, the Company’s Board of Directors has approved a restricted stock unit grant of $150,000 of shares of the Company’s common stock to Ms. Muller (the “Inducement RSUs”). The Inducement RSUs will vest on the last day of the Company’s first fiscal quarter of 2027 upon the Company’s consolidated real estate brokerage business achieving a gross profit in excess of $38.0 million for the Company’s fiscal year ending December 31, 2026, subject to Ms. Muller’s continued employment with Fathom Realty through the vesting date. The Inducement RSUs were granted as an inducement material to Ms. Muller entering employment with Fathom Realty in accordance with Nasdaq Listing Rule 5635(c)(4). The Inducement RSUs will be granted on February 9, 2026, and are subject to the terms and conditions of the inducement restricted stock unit award agreement covering the grant.
About Fathom Holdings Inc.
Fathom Holdings Inc. is a national, technology-driven real estate services platform that integrates residential brokerage, mortgage, title, and SaaS offerings through its proprietary cloud-based software, intelliAgent. The Company's brands include Fathom Realty, Encompass Lending, intelliAgent, Real Results, and Verus Title. For more information, visit www.FathomInc.com.
Cautionary Note Concerning Forward-Looking Statements
This press release contains "forward-looking statements" that involve risks and uncertainties which we expect will or may occur in the future and may impact our business, financial condition and results of operations. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including: reliance on, and risks associated with hiring, integrating and retaining, key personnel; risks associated with general economic conditions, including rising interest rates; its ability to generate positive operational cash flow; risks associated with the Company's ability to continue achieving significant growth; its ability to continue its growth trajectory while achieving profitability over time; risks related to ongoing and future litigation; and other risks as set forth in the Risk Factors section of the Company's most recent Form 10-K as filed with the SEC and supplemented from time to time in other Company filings made with the SEC. Copies of Fathom's Form 10-K and other SEC filings are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.
Investor Contact:
Matt Glover and Clay Liolios
Gateway Group, Inc.
949-574-3860
FTHM@gateway-grp.com